Exhibit 10.16

FOURTH AMENDMENT TO CREDIT AGREEMENT

This Fourth Amendment to Credit Agreement dated as of July 18, 2017 (the "Fourth Amendment"), is made between HAN FENG, INC., a North Carolina corporation having its principal place of business at 6001 West Market Street, Greensboro, North Carolina 27409 (the "Borrower"), and EAST WEST BANK, 535 Madison Avenue, 8th Floor, New York, New York 10022 (referred to herein as the "Bank").

Recitals

Whereas, the Borrower, New Sun Wah Trading Corporation, a corporation originally formed in the State of South Carolina ("New Sun Wah"), and the Bank entered into a credit agreement as of January 5, 2012, providing for a credit facility from the Bank to the Borrower and New Sun Wah in the maximum principal amount of Ten Million ($10,000,000) Dollars,

Whereas, the Borrower is the successor in interest to New Sun Wah by merger of New Sun Wah into the Borrower as of March 26, 2012 pursuant to Articles of Merger filed with the Secretary of State of the State of North Carolina as of such date, the Borrower being the surviving entity after such merger and New Sun Wah being a division of the Borrower,

Whereas, the Borrower and the Bank increased the maximum principal amount of the credit facility to Twelve Million ($12,000,000) Dollars, and amended certain other terms and conditions of such credit facility, pursuant to an amendment to credit agreement between the Borrower and the Bank dated as of May 21, 2013 (the "First Amendment"),

Whereas, the Borrower and the Bank revised the interest rate applicable to such credit facility, and amended certain other terms and conditions of the credit facility, pursuant to a second amendment to credit agreement between the Borrower and the Bank dated as of December 20, 2013 (the "Second Amendment")

Whereas, the Borrower and the Bank further amended such credit facility to, among other things, (i) increase the maximum principal amount of the credit facility to Fourteen Million Five Hundred Thousand ($14,500,000) Dollars, (ii) extend the maturity date of the credit facility, (iii) revise the rate of interest on the loans made thereunder, and (iv) revise certain covenants and definitions of the Credit Agreement, pursuant to a third amendment to credit agreement between the Borrower and the Bank dated as of July 1, 2016 (the "Third Amendment"),

Whereas, the Borrower and the Bank wish to further amend such credit agreement, as amended by the First Amendment, the Second Amendment and the Third Amendment (the "Credit Agreement"), to, among other things, limit the aggregate amount of Loans advanced under the credit facility until certain conditions are met, as set forth herein,

Terms and Conditions

1.

The Credit Agreement is hereby amended by the terms and conditions set forth in this Fourth Amendment effective as of the date hereof, and in the event of any conflict the terms of this Fourth Amendment shall govern.

2.	The following definitions set forth in Annex I of the Credit Agreement are hereby amended to read as follows:

"Agreement": this Credit Agreement, as amended by Amendment to Credit Agreement between the Borrower and the Bank dated as of May 21, 2013 (the "First Amendment'), the Second Amendment to Credit Agreement between the Borrower and the Bank dated as of December 20, 2013 (the "Second Amendment'), the Third Amendment to Credit Agreement between the Borrower and the Bank dated as of July 1, 2016 (the "Third Amendment"), and the Fourth Amendment to Credit Agreement between the Borrower and the Bank dated as of July __ , 2017 (the "Fourth Amendment'), as the same may be further amended, supplemented or otherwise modified from time to time.

3.	The following provision is hereby added to Section 1.04 of the Credit Agreement:

Notwithstanding the Commitment Amount in effect from time to time, and without limiting the effect of any other provision of this Credit Agreement with respect to the amount of Loans that can be advanced hereunder, the Bank may limit the aggregate amount of the Loans advanced to the Borrower to the sum of Twelve Million Five Hundred Thousand ($12,500,000.00) Dollars for so long as any Indebtedness from the Borrower to League Realty USA LLC, a New York limited liability company, including without limitation a loan in the approximate sum of $2,000,000, remains outstanding.

4.	The following provision is hereby added as Section 6.08(e) of the Credit Agreement:

(e) Minimum Effective Tangible Net Worth minus Investment in Affiliates shall not be less than (i) $7,600,000 prior to December 31, 2017, and (ii) $9,000,000 at December 31, 2017, and thereafter.

5.	The following provision is hereby added as Section 7.03 of the Credit Agreement:

7.03 Non-Compliance Fee. The Borrower acknowledges that if the Borrower fails to timely furnish the Bank with any financial records required by this Note or otherwise fails to timely perform any other term, obligation or covenant required by this Note or any related document (singularly and collectively referred to as "Non-Compliance"), the Bank will incur costs and damages as result of the Borrower's Non-Compliance, and in consideration of such costs and damages, the Borrower agrees to pay the Bank a fee equal to 2.500% per annum of the then outstanding Loan balance, calculated based on a 30-day month over a 360-day year (the "Predetermined Fee Amount"). Any fee under this section will be imposed monthly in the Predetermined Fee Amount and due on the interest payment due date until the Non-Compliance is cured by the Borrower. A Predetermined Fee Amount will be calculated and imposed in accordance with this section for each recurring event of Non-Compliance.

6.	Except as amended by the terms of this Fourth Amendment to Credit Agreement, the provisions of the Credit Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Fourth Amendment to Credit Agreement as of the day and year first written above.

HAN FENG, INC.

By:      /s/ Zhou MinNi

Name: Zhou Min Ni

Title:   Chief Executive Officer

By:      /s/ Chan Sin Wong

Name: Chan Sin Wong

Title:   President

EAST WEST BANK

By:      /s/ Terry Mang

Name: Terry Mang

Title:    Vice President